EXHIBIT 99.1
For Immediate Release

Contact: Thomas W. Stoelk Vice President and Chief Financial Officer (724) 465-8904
Superior Well Services, Inc. Announces Third Quarter Results
INDIANA, PENNSYLVANIA, November 4, 2008 — Superior Well Services, Inc. (NASDAQ: SWSI), a provider of technical pumping and down-hole surveying oilfield services, announced today its third quarter 2008 results. Highlights for the quarter include:
•	Generated record revenues of $146.0 million for the third quarter, an increase of 54.8% over the same quarter last year and a sequential increase of 21.9% over the second quarter of 2008.

•	Increased operating income by 32.1% over the same quarter last year and 50.1% over the second quarter of 2008, reflecting improvements in activity and increased operating efficiencies.

•	Increased net income to $14.9 million resulting in earnings per fully diluted share of $0.64 for the third quarter of 2008. Net income increased 28.2% from the same quarter last year and increased sequentially by 55.4% over the second quarter of 2008.
For the three months ended September 30, 2008, revenues increased 54.8% to $146.0 million compared to $94.3 million for the three months ended September 30, 2007. Operating income was $24.9 million for the three months ended September 30, 2008, a 32.1% increase compared to the three months ended September 30, 2007 and a sequential increase of 50.1% from the second quarter of 2008. Net income for the three months ended September 30, 2008 totaled $14.9 million, while fully diluted earnings per share increased to $0.64. EBITDA, a non-GAAP financial measure, totaled $35.6 million, a 39.2% increase compared to the three months ended September 30, 2007. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
David Wallace, Chief Executive Officer, said, “Our third quarter results reflect an improved market environment, as operators increased their drilling activity, which in turn increased demand for our high quality well completion services. Increased utilization, better ability to pass through material cost increases and successful installation of bulk handling infrastructure all combined to produce company records for revenues and EBITDA. Revenues grew 55% for the quarter when compared to the third quarter of last year and were 22% above revenues generated during the second quarter of 2008. Our service centers are strategically positioned in the country’s most profitable and active resource plays including the Bakken, Haynesville and Marcellus shales. Activity in these plays is expected to remain strong despite uncertainty related to commodity price forecasts and the credit markets.”
Stimulation, nitrogen, cementing and down-hole surveying revenues presented 64.7%, 7.6%, 17.6% and 10.1% of our total revenues of $146.0 million in the third quarter of 2008, respectively. Each of our operating regions had revenue increases compared to the third quarter of 2007. Increased activity levels at new and existing service centers led to the increases in 2008. New centers include organic start-up locations and acquisitions that have less than twelve months operating history with Superior.
Cost of revenues was $109.7 million, or 75.1% of revenues, during the third quarter of 2008, compared to $66.1 million or 70.1% percent of revenues during the third quarter of 2007. As a percentage of revenues, cost of revenues increased principally due to higher material costs for the third quarter of 2008 compared to the third quarter of 2007. As a percentage of revenue, material costs increased 5.5% for the third quarter of 2008 compared to the third quarter of 2007 due to higher sand, chemical and cement costs, as well as transportation expenses incurred to deliver materials. Fuel costs as a percentage of revenues increased 2.0% in the third quarter of 2008 as compared to the third quarter of 2007 due to higher diesel prices.
Selling, general and administrative, or SG&A, expenses were $11.4 million for the third quarter of 2008 compared to $9.3 million for to the third quarter of 2007, an increase of 22.1%. This increase was primarily due to higher labor expenses associated with increased activity levels. As a percentage of revenue, SG&A expenses declined from 9.9% in the third quarter of 2007 to 7.8% in the third quarter of 2008. The percentage decline was due to the ability to leverage the fixed cost component of these costs over a higher base of revenue. Labor expenses increased $1.5 million in the third quarter of 2008 compared to the third quarter of 2007 due to the hiring of additional management, sales and administrative personnel to manage the growth in our operations. Approximately $0.6 million of the labor expense increase in the third quarter of 2008 compared to the third quarter 2007 is related to our new service centers. As a percentage of revenue, the portion of labor expenses included in SG&A expense decreased from 5.9% in the third quarter of 2007 to 4.8% in the third quarter of 2008.
Operating income was $24.9 million for the third quarter of 2008 compared to $18.9 million for the third quarter of 2007, an increase of 32.1%. The primary reason for the increase was higher revenues due to increased activity levels at new and existing service centers. This increase in revenue was partially offset by the increases in our cost of revenue and SG&A expenses as described above.
Capital Investments
During the first nine months of 2008, our capital expenditures for new property, plant and equipment were $81.5 million, compared to $95.2 million for the same period last year. In July 2008, we purchased the assets of Nuex Wireline, Inc. for $6.0 million to expand our presence in the Rocky Mountain region and this amount is included in our total 2008 capital expenditures.
Liquidity
At September 30, 2008 our total debt was $51.6 million. Our borrowing capacity at the end of the third quarter on our syndicated credit facility was $195.4 million. In September 2008, we entered into a new credit agreement that provides for a $250.0 million secured revolving syndicated credit facility, which replaced both our $45.0 million revolving credit facility and our $30.0 million standby term loan facility.
We will host a conference call on Tuesday, November 4th at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-356-4281 and ask for the Superior Well Services, Inc. 2008 third quarter financial results conference call. The confirmation code for the meeting is 15013918. A replay of the call will be available through November 18th at 888-286-8010. The conference ID for the replay is 88050296.
A simultaneous webcast of the call may be accessed over the Internet at http://www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days through November 18.
About Superior Well Services
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company that offers a complete suite of completion and workover services to its customers in every major oil and gas basin from the Appalachia Basin to the Rocky Mountains. The company provides its services through 26 service centers located in Cottondale, Alabama; Van Buren, Arkansas; Brighton and Trinidad, Colorado; Bossier City, Louisiana; Gaylord, Michigan; Columbia, Mississippi; Wooster, Ohio; Artesia and Farmington, New Mexico; Williston, North Dakota; Hays, Kansas; Cleveland, Clinton, Enid and Hominy, Oklahoma; Bradford, Black Lick and Mercer, Pennsylvania; Alvarado, Texas; Vernal, Utah; Norton, Virginia; Buckhannon, Jane Lew and Kimball, West Virginia; as well as Rock Springs, Wyoming.

[1]	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, overcapacity and competition in our industry, unanticipated costs, delays and other difficulties in executing our growth strategy, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2007	2008	change	2007	2008	change
Revenue	$94,317	$146,008	54.8%	$255,832	$359,183	40.4%
Cost of revenue	66,112	109,686	65.9%	179,578	280,899	56.4%

Gross profit	28,205	36,322	28.8%	76,254	78,284	2.7%
Selling, general and administrative expenses	9,330	11,388	22.1%	26,622	31,614	18.8%

Operating income	18,875	24,934	32.1%	49,632	46,670	(6.0)%
Interest expense	71	466		177	876
Other income (expense), net	33	246		800	(137)

Income before income taxes	18,837	24,714	31.2%	50,255	45,657	(9.1)%
Income taxes
Current	4,647	3,466		13,583	6,639
Deferred	2,560	6,340		5,874	12,117

	7,207	9,806		19,457	18,756

Net income	$11,630	$14,908	28.2%	$30,798	$26,901	(12.7)%

Earnings per share:
Basic	$0.50	$0.64	28.0%	$1.33	$1.16	(12.8)%

Fully diluted	$0.50	$0.64	28.0%	$1.33	$1.15	(13.5)%

Weighted average shares outstanding:
Basic	23,102,291	23,153,687		23,098,945	23,149,220
Fully diluted	23,142,350	23,321,011		23,194,945	23,306,924
Revenue by operating region (amounts in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
Region	2007		2008		2007		2008
Appalachian	$45,507	48.3%	$53,682	36.8%	$113,261	44.3%	$135,385	37.7%
Southeast	19,345	20.5	23,418	16.0	49,211	19.2	62,978	17.5
Rocky Mountain	6,737	7.1	19,549	13.4	24,517	9.6	42,771	11.9
Southwest	9,241	9.8	21,190	14.5	27,187	10.6	50,118	14.0
Mid-Continent	13,487	14.3	28,169	19.3	41,656	16.3	67,931	18.9

Total	$94,317	100.0%	$146,008	100.0%	$255,832	100.0%	$359,183	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2008		2007		2008
Technical pumping services	$81,368	86.3%	$131,325	89.9%	$220,222	86.1%	$320,941	89.4%
Down-hole surveying services	12,949	13.7	14,683	10.1	35,610	13.9	38,242	10.6

Total revenue	$94,317	100.0%	$146,008	100.0%	$255,832	100.0%	$359,183	100.0%

Supplemental data (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Depreciation and amortization	$6,690	$10,444	$17,628	$28,554
Capital expenditures	25,876	30,881	95,183	81,525
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Reconciliation of EBITDA to Net Income:
Net income	$11,630	$14,908	$30,798	$26,901
Income tax expense	7,207	9,806	19,457	18,756
Interest expense	71	466	177	876
Depreciation and amortization	6,690	10,444	17,628	28,554

EBITDA	$25,598	$35,624	$68,060	$75,087

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